Exhibit 99.1

ORTHOLOGIC REPORTS THIRD QUARTER 2003 RESULTS

Enrollment in Chrysalin Human Clinical Trials On Track;
Q3 Bone Growth Stimulation Device Sales Increase 22% Over Prior Year

Tempe, Ariz., Wednesday, November 5, 2003 — OrthoLogic Corp. (NASDAQ: OLGC) today reported net income of $506,000, or $0.02 per diluted share, on revenues of $12.5 million for the third quarter ended September 30, 2003 compared with net income of $1.4 million, or $0.04 per diluted share, on revenues of $10.8 million for the third quarter of 2002.

Revenues for the third quarter of 2003 were composed entirely of sales of OrthoLogic’s bone growth stimulation devices. Revenues for the third quarter of 2002 included $501,000 of Hyalgan royalties, which ended in 2002.

Net income for the third quarter of 2003 included a positive adjustment to the CPM divestiture and related gains of $134,000. Net income for the third quarter of 2002 included a positive adjustment to the CPM divestiture and related gains of $221,000.

OrthoLogic ended the third quarter of 2003 with $39.5 million in cash and investments, an increase of $1.9 million over the prior quarter-ending balance.

Nine Month Results

For the nine months ended September 30, 2003, OrthoLogic reported net income of $1.2 million, or $0.04 per diluted share, on revenues of $34.3 million, compared with net income of $4.1 million, or $0.13 per diluted share, on revenue of $30.1 million for the first nine months of 2002.

Revenues for the first nine months of 2003 were composed entirely of sales of OrthoLogic’s bone growth stimulation devices. Revenues for the first nine months of 2002 included $1.9 million of Hyalgan royalties.

Net income for the first nine months of 2003 included a positive adjustment to the CPM divestiture and related gains of $479,000. Net income for the first nine months of 2002 included a positive adjustment to the CPM divestiture and related gains of $1.0 million.

“OrthoLogic posted strong operating results for the third quarter of 2003,” said Thomas R. Trotter, president and CEO. “Revenues from our bone growth stimulation products increased 22% compared with the same period last year, and the company posted both profitability and positive cash flow from operations.

“In addition, expenditures for the Chrysalin® Product Platform increased to approximately $2.5 million in the third quarter, as the pace of enrollment in our on-going human clinical trials for fracture repair and spinal fusion increased. During the quarter we also completed an important pre-clinical trial for our potential Chrysalin product for cartilage defect repair.”

Update on the Chrysalin Product Platform

Dr. James T. Ryaby, senior vice president and chief technology officer offered the following update on the Chrysalin Product Platform:

“In the Phase 3 human clinical trial for fracture repair, we now have 20 of the projected 25-30 sites enrolling patients and expect to have the balance of the sites enrolling patients by year end. We are on-track to have enrollment completed for this trial by the summer of 2004.

“In the Phase 1/2 human clinical trial for spinal fusion, we now have approximately one third of the projected sites enrolling patients and expect to complete enrollment in this trial before the end of 2004.

“Finally, we completed a second pre-clinical trial of our potential Chrysalin product for articular cartilage defect repair with favorable results and plan to schedule a pre-IND meeting with the U.S. Food and Drug Administration (FDA) early in 2004 to seek authorization to begin a human clinical trial for that indication.”

Update on the Sale of the Bone Growth Stimulation Business

Commenting on the current status of the pending sale of the bone growth stimulation business, which was announced October 9, 2003, Trotter commented, “We have completed several of the initial steps in the process and have scheduled a shareholder vote on the transaction for November 26, 2003. We expect to close this transaction before the end of this year.”

Outlook

Trotter went on to say, “We are very pleased with the progress we have made thus far in 2003. As one of the very few pure-play public companies in the orthobiologics space, with potential Chrysalin products already in human clinical trials, we believe that OrthoLogic is now well positioned for an even brighter future.”

About OrthoLogic Corp.

OrthoLogic is a specialty orthopedic medical company poised to enter the orthobiologics market, one of the most promising areas in the biotech sector.

The company’s current products include the OL1000, approved by the FDA in 1994, which utilizes patented Combined Magnetic Field technology to deliver a highly specific, low-energy signal for the non-invasive treatment of an established nonunion fracture acquired secondary to trauma, excluding vertebrae and all flat bones; and SpinaLogic®, a state-of-the-art device used as an adjunct to primary lumbar spinal fusion surgery for one or two levels, approved by the FDA in late 1999. The company also manufactures and markets an external wrist fixation product, the OrthoFrame/Mayo® Wrist Fixator, used in conjunction with certain surgical fracture repair procedures.

OrthoLogic announced on October 9, 2003 that it had entered into an agreement to sell substantially all the assets of its bone growth stimulation device business to dj Orthopedics, LLC for $93.0 million in cash and the assumption of certain liabilities. After the completion of the transaction, OrthoLogic will emerge as a pure-play orthobiologics drug-development company focused on commercializing several potential therapeutics comprising its Chrysalin Product Platform. The Chrysalin Product Platform includes potential products in human clinical trials for fracture repair acceleration (Phase 3) and spinal fusion (Phase 1/2) as well as a third potential product in late-stage pre-clinical development for cartilage defect repair.

The transaction is subject to OrthoLogic stockholder approval and other customary conditions, and presently is expected to close by the end of the year.

OrthoLogic has filed a definitive proxy statement and other documents with the SEC regarding the proposed sale of substantially all the assets of its bone growth stimulation device business. OrthoLogic stockholders are encouraged to read the proxy statement because it contains important information. Investors and security holders may obtain a copy of the proxy statement and any other relevant documents filed by OrthoLogic with the SEC for free at the SEC’s website at www.sec.gov and at the Investors page of OrthoLogic’s website, www.orthologic.com.

Conference Call Information

A conference call hosted by OrthoLogic management is scheduled for today at 11 a.m. EST. To participate, please use the following numbers: 877/297-4509 (domestic) or 973/935-2402 (international). No reservation number is required.

A replay of this call will be available beginning November 6, 2003 at 9 a.m. EST until November 13, 2003 at 12 p.m. EST. To access the replay, dial 877/519-4471 (domestic) or 973/341-3080 (international) and enter the following access code: 4264233.

A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include estimates of future market size, revenues and manufacturing costs and statements about the expected timing of clinical testing, the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: our possible need to raise additional capital to fully develop the Chrysalin program if we do not successfully complete the sale of our bone growth stimulation device business to dj Orthopedics in accordance with the proposed terms; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; other factors discussed in our Form 10-K for the fiscal year ended December 31, 2002 and other documents we file with the Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

OrthoLogic Corp.

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,

	2003	2002	2003	2002

Net revenues	$12,523	$10,780	$34,263	$30,093
Cost of revenues	1,926	1,865	5,088	4,621

Gross profit	10,597	8,915	29,175	25,472

Operating expenses
Selling, general and administrative	7,823	7,179	22,505	20,534
Research and development	2,522	722	6,299	2,391
CPM Divestiture and related charges	(134)	(221)	(479)	(1,047)

Total operating expenses	10,211	7,680	28,325	21,878

Operating income	386	1,235	850	3,594
Total other income	125	169	387	537

Income before income taxes	511	1,404	1,237	4,131
Provision for income taxes	5	12	31	37

Net income	$506	$1,392	$1,206	$4,094

Basic earnings per share
Net income per common share	$0.02	$0.04	$0.04	$0.13

Weighted average number of common shares outstanding	32,975	32,719	32,892	32,615

Diluted earnings per share
Net income per common and equivalent shares	$0.02	$0.04	$0.04	$0.13

Weighted number of diluted shares outstanding	33,659	33,249	33,277	32,711

OrthoLogic Corp.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Cash and cash equivalents	$12,287	$11,286
Short-term investments	22,174	18,660
Accounts receivable	9,479	9,641
Inventory	2,284	2,568
Prepaids and other current assets	595	598
Deferred income tax	1,667	1,667

Total current assets	48,486	44,420
Furniture and equipment	7,568	8,572
Accumulated depreciation	(6,323)	(7,074)

Furniture and equipment, net	1,245	1,498
Long-term investments	5,024	5,659
Deferred income taxes – non-current	964	964
Chrysalin investment	750	750
Deposits and other assets	210	129

Total assets	$56,679	$53,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable	$988	$477
Accrued liabilities	5,277	4,148
Accrued liabilities on CPM divestiture and related charges	—	210

Total current liabilities	6,265	4,835
Deferred rent	298	352

Total liabilities	6,563	5,187

Stockholders’ Equity
Common stock	16	16
Additional paid-in capital	139,700	136,945
Common stock to be used for legal settlement	—	2,078
Accumulated deficit	(89,463)	(90,669)
Treasury Stock	(137)	(137)

Total stockholders’ equity	50,116	48,233

Total Liabilities and Stockholders’ Equity	$56,679	$53,420